                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-4229


                           PROSPECTUS SUPPLEMENT NO. 8
                                       TO
                          PROSPECTUS DATED MAY 1, 1997


                                     [LOGO]
                          WESTERN WIRELESS CORPORATION

                              CLASS A COMMON STOCK
                            (NO PAR VALUE PER SHARE)

                   10-1/2% SENIOR SUBORDINATED NOTES DUE 2006

                   10-1/2% SENIOR SUBORDINATED NOTES DUE 2007

                            ------------------------

        SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DISCUSSION OF CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE CLASS A COMMON STOCK, 10-1/2% SENIOR SUBORDINATED NOTES DUE 2006 OR 10-1/2% SENIOR SUBORDINATED NOTES DUE 2007.

  The Class A Common Stock is quoted on the Nasdaq National Market under the symbol "WWCA."

                            ------------------------

        EACH OF THE 10-1/2% SENIOR SUBORDINATED NOTES DUE 2006 (THE "2006 NOTES") AND THE 10-1/2% SENIOR SUBORDINATED NOTES DUE 2007 (THE "2007 NOTES," AND, TOGETHER WITH THE 2006 NOTES, THE "SENIOR SUBORDINATED NOTES") ARE SENIOR UNSECURED OBLIGATIONS OF THE COMPANY AND ARE SUBORDINATED IN RIGHT OF PAYMENT TO THE PRIOR PAYMENT IN FULL OF ALL SENIOR INDEBTEDNESS AND SENIOR IN RIGHT OF PAYMENT TO ANY CURRENT OR FUTURE SUBORDINATED INDEBTEDNESS OF THE COMPANY. IN ADDITION, ALL EXISTING AND FUTURE INDEBTEDNESS AND OTHER LIABILITIES OF THE COMPANY'S SUBSIDIARIES WILL BE EFFECTIVELY SENIOR IN RIGHT OF PAYMENT TO THE SENIOR SUBORDINATED NOTES. THE 2006 NOTES AND THE 2007 NOTES RANK PARI PASSU WITH ONE ANOTHER. THE COMPANY HAS NOT ISSUED, AND DOES NOT HAVE ANY FIRM ARRANGEMENT TO ISSUE, ANY SIGNIFICANT INDEBTEDNESS TO WHICH THE SENIOR SUBORDINATED NOTES WOULD BE SENIOR. AT SEPTEMBER 30, 1997, SENIOR INDEBTEDNESS AGGREGATED APPROXIMATELY $770 MILLION.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
                UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

        THIS PROSPECTUS HAS BEEN PREPARED FOR AND IS TO BE USED BY GOLDMAN, SACHS & CO. IN CONNECTION WITH OFFERS AND SALES OF THE SHARES OF CLASS A COMMON STOCK, THE 10-1/2% SENIOR SUBORDINATED NOTES DUE 2006 AND THE 10-1/2% SENIOR SUBORDINATED NOTES DUE 2007 RELATED TO MARKET-MAKING TRANSACTIONS, AT PREVAILING MARKET PRICES, RELATED PRICES OR NEGOTIATED PRICES. THE COMPANY WILL NOT RECEIVE ANY OF THE PROCEEDS OF SUCH SALES. GOLDMAN, SACHS & CO. MAY ACT AS PRINCIPAL OR AGENT IN SUCH TRANSACTIONS. SEE "PLAN OF DISTRIBUTION."

                              GOLDMAN, SACHS & CO.

                            ------------------------

          The date of this Prospectus Supplement is February 24, 1998.

        This Prospectus Supplement is intended to be read in conjunction with the Prospectus dated May 1, 1997 (the "Prospectus"), as supplemented by Prospectus Supplement No. 1 thereto dated May 9, 1997 ("Prospectus Supplement No. 1"), Prospectus Supplement No. 2 thereto dated June 19, 1997 ("Prospectus Supplement No. 2"), Prospectus Supplement No. 3 thereto dated August 13, 1997 ("Prospectus Supplement No. 3"), Prospectus Supplement No. 4 thereto dated October 14, 1997 ("Prospectus Supplement No. 4"), Prospectus Supplement No. 5 thereto dated November 6, 1997 ("Prospectus Supplement No. 5"), Prospectus Supplement No. 6 thereto dated December 8, 1997 ("Prospectus Supplement No. 6") and "), Prospectus Supplement No. 7 thereto dated February 23, 1998 ("Prospectus Supplement No. 7") with respect to the Class A Common Stock, 10-1/2% Senior Subordinated Notes Due 2006 and 10-1/2% Senior Subordinated Notes Due 2007. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the same meanings as in the Prospectus.

        On May 9, 1997, the Company filed with the Securities and Exchange Commission a report on Form 10-Q, a copy of which is attached to Prospectus Supplement No. 1.

        On June 19, 1997, the Company filed with the Securities and Exchange Commission a report on Form 8-K, a copy of which is attached to Prospectus Supplement No. 2.

        On August 13, 1997, the Company filed with the Securities and Exchange Commission a report on Form 10-Q, a copy of which is attached to Prospectus Supplement No. 3.

        On October 14, 1997, the Company filed with the Securities and Exchange Commission a report on Form 8-K, a copy of which is attached to Prospectus Supplement No. 4.

        On November 6, 1997, the Company filed with the Securities and Exchange Commission a report on Form 10-Q, a copy of which is attached to Prospectus Supplement No. 5.

        On December 8, 1997, the Company filed with the Securities and Exchange Commission a report on Form 8-K, a copy of which is attached to Prospectus Supplement No. 6.

        On February 18, 1998, the Company issued a press release relating to 1997 financial results, a copy of which is attached to Prospectus Supplement No. 7.

        On February 23, 1998, the Company filed with the Securities and Exchange Commission a report on Form 8-K, a copy of which is attached hereto and deemed to be a part hereof.

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 ---------------



                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



Date of Report               February 18, 1998

                          WESTERN WIRELESS CORPORATION
--------------------------------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


                                   Washington
--------------------------------------------------------------------------------
                 (State or Other Jurisdiction of Incorporation)


       000-28160                                        91-1638901
----------------------------------         -------------------------------------
(Commission File Number)                      (IRS Employer Identification No.)



2001 NW Sammamish Road
Issaquah, WA                                                       98027
--------------------------------------------------------------------------------
(Address of Principal Executive Offices)                         (Zip Code)


Registrant's telephone number, including area code  (425) 313-5200


--------------------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

ITEM 5.  OTHER EVENTS

        On February 18, 1998, Western Wireless Corporation issued the following press release:

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:
Investment Community:                              Media:
Ken Prussing                                       Susan Sercu
(425) 313-7803                                     (425) 313-7877
ken.prussing@wwireless.com                         susan.sercu@wwireless.com


                      WESTERN WIRELESS ANNOUNCES CLOSING OF
                   HUTCHISON TELECOM'S $248 MILLION INVESTMENT
    HUTCHISON TELECOM PURCHASES A 19.9-PERCENT INTEREST IN WESTERN PCS CORP.

   ISSAQUAH, Wash. (February 18, 1998) - Western Wireless Corp.
(NASDAQ:WWCA), a leading provider of cellular and personal communications services (PCS), announced today that a subsidiary of Hutchison Telecommunications Limited (Hutchison Telecom) and Western Wireless closed Hutchison Telecom's $248 million investment in Western PCS Corp., a subsidiary of Western Wireless, on Tuesday, Feb. 17, 1998. The investment represents the purchase of newly issued shares representing a 19.9-percent interest in Western PCS Corp., the holding company for all PCS investments of Western Wireless in the United States.

     "The investment by Hutchison Telecom in our business represents a tremendous opportunity for expanding our PCS operations even further," said John Stanton, chairman and chief executive officer of Western Wireless. "The partnership with Hutchison allows us to develop global strategies for delivering high-quality service to customers."

     On Nov. 26, 1997 Hutchison Telecom invested approximately $74 million for an approximate 5-percent interest in Western Wireless. Two Hutchison representatives have also been added to the board of Western PCS Corp.: Canning Fok, group managing director of Hutchison Whampoa Limited (the holding company of Hutchison Telecom) and chairman of Orange plc, and Hans Snook, managing director of Orange.

     Western Wireless provides PCS under the VoiceStream(R) Wireless brand in seven Major Trading Areas including Albuquerque-El Paso, Denver, Des Moines-Quad Cities, Honolulu, Portland, Oklahoma City and Salt Lake City and is licensed to provide PCS in more than 100 Basic Trading Areas including Seattle, Phoenix, Austin, San Antonio and St. Louis. In addition, through joint ventures, VoiceStream service is also available in Tulsa and Wichita.

     Hutchison Telecom, a wholly-owned subsidiary of Hutchison Whampoa, is a leading operator of mobile telephone and paging services in Hong Kong and operates a fixed network in Hong Kong. Hutchison Telecom also provides telecommunications services in Singapore, Indonesia, Malaysia, Thailand, India, Sri Lanka and Australia. Hutchison Whampoa also owns a 49-percent interest in Orange plc, a fast growing PCS provider in the United Kingdom, and runs the largest independent service provider of mobile communications in both France and Germany.

     Based in Issaquah, Wash., Western Wireless is a leading provider of wireless communications services in the western United States. It currently offers cellular service marketed under the Cellular One(R)name in 17 western states and provides PCS marketed under the VoiceStream(R)Wireless name in 11 states using the globally dominant GSM technology. Western Wireless' combined cellular and PCS licenses, along with its investment in Cook Inlet PCS, cover 59 percent of the land in the continental United States plus the Hawaiian Islands.

                                       ###


                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                             WESTERN WIRELESS CORPORATION



February 23, 1998                            By /s/ ALAN R. BENDER
-----------------                              ---------------------------------
      Date                                          Alan R. Bender
                                                    Senior Vice President and
                                                    General Counsel



                                     -End-